Exhibit 99.1

For Immediate Release

Mediacom Communications Reports

Third Quarter 2003 Results

Middletown, NY – November 5, 2003 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported financial results for the three months ended September 30, 2003.

For the third quarter of 2003, revenues increased by 7.4% to $251.1 million from $233.7 million in the third quarter of 2002. Operating income before depreciation and amortization for the third quarter increased by 4.1% to $101.1 million from $97.1 million, and operating income increased by 104.5% to $44.1 million from $21.6 million, as compared to the third quarter of 2002. Net income for the third quarter of 2003 was $1.9 million, or $0.02 per share, as compared to a net loss of $39.9 million, or $0.33 per share, in the third quarter of 2002.

Free cash flow for the three months ended September 30, 2003 improved to $1.9 million, as compared to negative free cash flow of $61.4 million for the third quarter of 2002. The Company defines free cash flow as operating income before depreciation and amortization less interest expense, net and capital expenditures. Please see the section of this press release entitled “Use of Non-GAAP Financial Measures” for additional information regarding operating income before depreciation and amortization and free cash flow.

“As anticipated, during the third quarter we continued to experience heightened video competition due to recent launches of local broadcast channels by satellite providers in certain markets and their aggressive promotional campaigns,” said Rocco B. Commisso, Mediacom’s Chairman and CEO. “We have intensified our focus on every aspect of our business. Recent enhancements to our entry-level digital video package, the continued development of exclusive local content, and ongoing investments in our customer service infrastructure are all aimed at increasing consumer satisfaction. Moreover, we are refining our marketing message and competitive approach on a market-by-market basis. We believe these steps, in addition to others we are taking, will improve the overall customer experience.”

“A record unit increase in Mediacom Online customers during the third quarter clearly demonstrates that broadband demand is thriving,” Mr. Commisso continued. “The technical superiority of our broadband network will allow us to continue to differentiate ourselves as a key provider of video, data and voice services in our markets. We are excited about broadening the reach of our advanced video services, including additional deployments of video-on-demand and high-definition television during the fourth quarter, as well as the introduction of digital video recorders into our product mix early next year. Furthermore, we believe that telephony represents a tremendous growth opportunity for Mediacom, and so we remain focused on developing an IP-based telephony product for commercial rollout during the second half of 2004.”

Mediacom Communications Corporation

100 Crystal Run Road • Middletown, NY 10941 • 845-695-2600 • Fax 845-695-2639

Mr. Commisso concluded, “Despite the recent softness in our video business, I am pleased to report that—as expected—during the third quarter we achieved positive free cash flow for the first time in our history. Now that the Company is settling into a more normalized capital expenditure mode, we expect to generate increasing levels of free cash flow.”

Revenue Generating Units

Revenue Generating Units (RGUs) at September 30, 2003 were 2,206,000, an increase of 5.1% year-over-year after adjusting for 6,000 RGUs in a cable system the Company sold during the first quarter of 2003 and the net acquisition of 1,000 basic subscribers during the third quarter of 2003. The net RGU impact of these transactions was a reduction of 2,000 basic subscribers, 2,000 digital customers and 1,000 data customers. RGUs increased by 27,000 since the end of the second quarter of 2003.

Basic subscribers at September 30, 2003 were 1,552,000, a decrease of 8,000 since June 30, 2003. Adjusted for the transactions noted above, basic subscribers decreased by 2.1% from the year-ago period.

Digital customers were 393,000 at September 30, 2003, an increase of 8,000 since June 30, 2003. Adjusted for the transactions noted above, digital customers increased by 13.6% year-over-year.

Data customers were 261,000 at September 30, 2003, an increase of 27,000 since June 30, 2003. Adjusted for the transactions noted above, data customers increased by 57.2% year-over-year.

Actual Results

Three Months Ended September 30, 2003

For the three months ended September 30, 2003, the Company reported total revenues of $251.1 million, an increase of 7.4% from $233.7 million recorded in the third quarter of 2002. Video revenues increased by 2.5%, to $210.2 million from $205.0 million, primarily due to basic rate increases largely associated with increases in the cost of basic programming services and to customer growth in the Company’s digital cable services, partially offset by a decline in basic subscribers and analog premium service units. Data revenues increased by 58.5%, to $30.1 million from $19.0 million, due to customer growth in the Company’s high-speed Internet access service. Advertising revenues increased by 11.0%, to $10.8 million from $9.7 million, primarily due to a greater number of markets managed by the Company’s advertising sales division.

Operating income before depreciation and amortization increased by 4.1% to $101.1 million from $97.1 million recorded in the third quarter of 2002. Operating income increased by 104.5% to $44.1 million from $21.6 million in the third quarter of 2002, due primarily to a decrease of 24.6%, to $57.0 million from $75.5 million, in depreciation and amortization. Effective July 1, 2003, the Company changed the estimated useful lives of certain components of its cable network in conjunction with the Company’s recently completed network upgrade program. These changes reduced depreciation and amortization for the three months ended September 30, 2003 by approximately $31.6 million. (Please see the section of this press release entitled “Changes in Estimated Useful Lives of Cable Network” for more information.) The impact of these changes was partially offset by depreciation related to ongoing investments in the Company’s cable systems.

The Company reported net income of $1.9 million for the third quarter of 2003, as compared to a net loss of $39.9 million for the third quarter of 2002. The year-over-year change was primarily due to the increase in operating income described above and a $9.0 million gain on derivatives during the third quarter of 2003, as compared to a loss on derivatives of $11.8 million in the third quarter of 2002.

Nine Months Ended September 30, 2003

For the nine months ended September 30, 2003, the Company reported total revenues of $746.1 million, an increase of 9.1% from $684.1 million recorded in the first nine months of 2002. Video revenues increased by 4.4%, to $633.7 million from $606.9 million, primarily due to basic rate increases largely associated with increases in the cost of basic programming services and to customer growth in the Company’s digital cable services, partially offset by a decline in basic subscribers and analog premium service units. Data revenues increased by 65.2%, to $81.7 million from $49.5 million, due to customer growth in the Company’s high-speed Internet access service. Advertising revenues increased by 10.9%, to $30.7 million from $27.7 million, primarily due to a greater number of markets managed by the Company’s advertising sales division.

Operating income before depreciation and amortization increased by 10.0% to $303.0 million from $275.4 million recorded in the first nine months of 2002. Depreciation and amortization decreased by 4.2% to $218.4 million from $228.1 million during the first nine months of 2002. The changes in estimated useful lives of the Company’s cable network described above reduced depreciation and amortization by $31.6 million for the nine months ended September 30, 2003, substantially offset by depreciation related to ongoing investments in the Company’s cable systems. Operating income increased by 78.8% to $84.6 million from $47.3 million in the first nine months of 2002.

Net loss decreased by 38.2% to $69.6 million from $112.6 million in the first nine months of 2002, due to the increase in operating income described above, as well as a $10.2 million reduction in the loss on derivatives year-over-year.

Capital Expenditure and Cable Network Data

Capital expenditures for the three months ended September 30, 2003 were $53.1 million, a 52.4% year-over-year decrease and a 24.3% reduction from the second quarter of 2003. Upgrade/rebuild capital expenditures for the third quarter of 2003 declined by 75.3% year-over-year. For the nine months ended September 30, 2003, the Company’s capital expenditures were $193.3 million, a decline of 35.2% from the corresponding period of 2002. At September 30, 2003, Mediacom’s digital cable service was available to approximately 99% of the entire basic subscriber base, and the Company was marketing high-speed Internet service in cable systems comprising about 96% of its total homes passed. As of the same date, approximately 98% of the Company’s cable network was upgraded to 550MHz to 870MHz bandwidth capacity and 97% of its homes passed were activated with two-way communications capability.

Financial Position

At September 30, 2003, the Company had total debt outstanding of $3.046 billion. As of the same date, the Company had unused credit facilities of about $786 million, approximately $605 million of which could be borrowed and used for general corporate purposes under the most restrictive covenants in the Company’s debt arrangements. As of the date of this press release, approximately

73% of the Company’s total debt is at fixed interest rates or subject to interest rate protection, and the Company’s weighted average cost of debt capital, including interest rate swap agreements, is approximately 6.4%.

Changes in Estimated Useful Lives of Cable Network

Effective July 1, 2003, the Company changed the estimated useful lives of certain components of its cable network in conjunction with the Company’s recently completed network upgrade and rebuild program. The changes in estimated useful lives were made to reflect management’s evaluation of the longer economic lives of the Company’s upgraded cable network. The new asset lives are consistent with those used by companies in the cable industry. These changes were made on a prospective basis and resulted in a decrease in net loss for the three months and nine months ended September 30, 2003 of approximately $31.6 million, or $0.27 per share.

Use of Non-GAAP Financial Measures

“Operating income before depreciation and amortization” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines free cash flow as operating income before depreciation and amortization less interest expense, net and capital expenditures. The Company previously used the term operating cash flow instead of operating income before depreciation and amortization. The only difference between these measures is that operating cash flow excluded non-cash stock charges. The Company made this change in order to avoid any potential confusion between the terms operating cash flow and net cash flows provided by operating activities. The Company has changed its definition of free cash flow to reflect the use of operating income before depreciation and amortization instead of operating cash flow.

Operating income before depreciation and amortization is one of the primary measures used by management to evaluate the Company’s performance and to forecast future results. The Company believes the inclusion of operating income before depreciation and amortization in this press release is useful for investors because it enables them to assess the Company’s performance in a manner similar to the method used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies. A limitation of this measure, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management utilizes a separate process to budget, measure and evaluate capital expenditures.

Free cash flow is used by management to evaluate the Company’s ability to service its debt and to fund continued growth with internally generated funds. The Company believes the inclusion of free cash flow in this press release is useful for investors because it enables them to assess the Company’s ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the method used by management. The Company’s definition of free cash flow eliminates the impact of quarterly working capital fluctuations, most notably the timing of semi-annual cash interest payments on the Company’s senior notes. The Company’s definition of free cash flow may not be comparable to similarly titled measures used by other companies.

Operating income before depreciation and amortization and free cash flow should not be regarded as alternatives to either operating income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. Reconciliations of operating income before depreciation and amortization and free cash flow to the most directly comparable GAAP financial measures are provided in Attachment 6.

Teleconference

The Company will hold a teleconference to discuss its third quarter results today at 10:30 a.m. Eastern Time. A live broadcast of the Company’s teleconference can be accessed through the Company web site at www.mediacomcc.com. Participants should go to the Investor Relations link at least 10 minutes prior to the start time to register. The teleconference will be archived on the website.

Company Description

Mediacom Communications is the nation’s 8th largest cable television company and the leading cable operator focused on serving the smaller cities and towns in the United States. The Company’s cable systems pass approximately 2.74 million homes and serve about 1.55 million basic subscribers in 23 states. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, high-speed Internet access, video-on-demand and high-definition television.

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continues” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statements include: competition in the Company’s video and high-speed Internet access businesses; the Company’s ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; increasing programming costs; changes in laws and regulations; the Company’s ability to generate sufficient cash flow to meet its debt service obligations; and the other risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2002 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Attachments:	Contact:

(1) Actual Results – Three-Month Periods

(2) Actual Results – Nine-Month Periods

(3) Consolidated Balance Sheet Data

(4) Capital Expenditure Data

(5) Calculation – Free Cash Flow

(6) Reconciliation Data – Historical

(7) Summary Operating Statistics

Mark E. Stephan Senior Vice President and Chief Financial Officer (845) 695-2640 mstephan@mediacomcc.com

(1)  Actual Results – Three-Month Periods

The table below presents actual results for the three-month periods ended September 30, 2003 and September 30, 2002.

MEDIACOM COMMUNICATIONS CORPORATION

Consolidated Statements of Operations

(All amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Percent Change
	2003	2002
Video	$210,221	$205,012	2.5%
Data	30,120	19,008	58.5
Advertising	10,766	9,703	11.0

Total revenues	$251,107	$233,723	7.4%
Service costs	95,498	88,315	8.1
SG&A expenses	49,820	44,705	11.4
Corporate expenses	4,697	3,599	30.5
Depreciation and amortization	56,958	75,520	(24.6)

Operating income	44,134	21,584	104.5
Interest expense, net	(46,121)	(46,987)	(1.8)
Gain (loss) on derivatives, net	8,984	(11,766)	NM
Other expenses	(4,849)	(2,696)	79.9

Net income (loss) before income taxes	2,148	(39,865)	NM
Provision for income taxes	211	75	NM

Net income (loss)	$1,937	$(39,940)	NM

Basic and diluted income (loss) per share	$0.02	$(0.33)

Weighted average common shares outstanding	118,633	119,943

Operating income before depreciation and amortization (a)	$101,092	$97,104	4.1%
Operating income before depreciation and amortization margin (b)	40.3%	41.5%
Operating income margin (c)	17.6%	9.2%

(a)	See Attachment (6) Reconciliation Data—Historical for a reconciliation of operating income before depreciation and amortization to operating income.

(b)	Represents operating income before depreciation and amortization as a percentage of revenues.

(c)	Represents operating income as a percentage of revenues.

Note: Certain amounts in the 2002 consolidated statements of operations have been reclassified for comparison purposes.

(2)  Actual Results – Nine-Month Periods

The table below presents actual results for the nine-month periods ended September 30, 2003 and September 30, 2002.

MEDIACOM COMMUNICATIONS CORPORATION

Consolidated Statements of Operations

(All amounts in thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,		Percent Change
	2003	2002
Video	$633,680	$606,923	4.4%
Data	81,694	49,452	65.2
Advertising	30,702	27,687	10.9

Total revenues	$746,076	$684,062	9.1%
Service costs	285,700	269,067	6.2
SG&A expenses	145,073	128,301	13.1
Corporate expenses	12,304	11,306	8.8
Depreciation and amortization	218,436	228,085	(4.2)

Operating income	84,563	47,303	78.8
Interest expense, net	(143,710)	(140,273)	2.5
Loss on derivatives, net	(732)	(10,913)	NM
Other expenses	(9,084)	(8,609)	5.5

Net loss before income taxes	(68,963)	(112,492)	(38.7)
Provision for income taxes	624	125	NM

Net loss	$(69,587)	$(112,617)	(38.2)%

Basic and diluted loss per share	$(0.59)	$(0.94)

Weighted average common shares outstanding	118,597	119,926

Operating income before depreciation and amortization (a)	$302,999	$275,388	10.0%
Operating income before depreciation and amortization margin (b)	40.6%	40.3%
Operating income margin (c)	11.3%	6.9%

(a)	See Attachment (6) Reconciliation Data—Historical for a reconciliation of operating income before depreciation and amortization to operating income.

(b)	Represents operating income before depreciation and amortization as a percentage of revenues.

(c)	Represents operating income as a percentage of revenues.

Note: Certain amounts in the 2002 consolidated statements of operations have been reclassified for comparison purposes.

(3)  Consolidated Balance Sheet Data

MEDIACOM COMMUNICATIONS CORPORATION

Consolidated Balance Sheet Data

(Dollars in thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$11,419	$31,224
Investments	2,983	4,070
Accounts receivable, net	60,380	56,205
Prepaid expenses and other assets	14,425	10,278

Total current assets	89,207	101,777
Inventory, net	14,978	18,795
Property, plant and equipment, net	1,454,303	1,465,034
Intangible assets, net	2,054,784	2,072,404
Other assets, net	41,326	45,964

Total assets	$3,654,598	$3,703,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$258,607	$271,260
Deferred revenue	36,173	33,261
Current portion of long-term debt	8,168	2,211

Total current liabilities	302,948	306,732
Long-term debt, less current portion	3,038,061	3,017,000
Other non-current liabilities	35,642	33,701
Total stockholders’ equity	277,947	346,541

Total liabilities and stockholders’ equity	$3,654,598	$3,703,974

Note: Certain amounts in the 2002 balance sheet have been reclassified for comparison purposes.

(4)  Capital Expenditure Data

MEDIACOM COMMUNICATIONS CORPORATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Customer premise equipment	$23,848	$31,452	$74,553	$71,671
Scalable infrastructure	3,742	8,345	24,427	23,465
Line extensions	9,561	9,198	21,062	24,623
Upgrade/Rebuild	12,457	50,425	49,682	154,513
Support capital	3,507	12,125	23,566	24,201

Total	$53,115	$111,545	$193,290	$298,473

(5)  Calculation – Free Cash Flow

MEDIACOM COMMUNICATIONS CORPORATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2003	2002
Operating income before depreciation and amortization	$101,092	$97,104
Interest expense, net	(46,121)	(46,987)
Capital expenditures	(53,115)	(111,545)

Free cash flow	$1,856	$(61,428)

	Nine Months Ended September 30,
	2003	2002
Operating income before depreciation and amortization	$302,999	$275,388
Interest expense, net	(143,710)	(140,273)
Capital expenditures	(193,290)	(298,473)

Free cash flow	$(34,001)	$(163,358)

(6)  Reconciliation Data – Historical

MEDIACOM COMMUNICATIONS CORPORATION

Reconciliation of Operating Income before

Depreciation and Amortization to Operating Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2003	2002
Operating income before depreciation and amortization	$101,092	$97,104
Depreciation and amortization	(56,958)	(75,520)

Operating income	$44,134	$21,584

	Nine Months Ended September 30,
	2003	2002
Operating income before depreciation and amortization	$302,999	$275,388
Depreciation and amortization	(218,436)	(228,085)

Operating income	$84,563	$47,303

(6)  Reconciliation Data – Historical (continued)

MEDIACOM COMMUNICATIONS CORPORATION

Reconciliation of Free Cash Flow to

Net Cash Flows Provided by Operating Activities

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2003	2002
Free cash flow	$1,856	$(61,428)
Capital expenditures	53,115	111,545
Non-cash stock charges	—	396
Other expenses	(1,106)	(366)
Provision for income taxes	(211)	(75)
Deferred income taxes	—	(125)
Change in assets and liabilities, net	(26,966)	(24,603)

Net cash flows provided by operating activities	$26,688	$25,344

	Nine Months Ended September 30,
	2003	2002
Free cash flow	$(34,001)	$(163,358)
Capital expenditures	193,290	298,473
Non-cash stock charges	—	1,859
Other expenses	(2,823)	(3,017)
Provision for income taxes	(624)	(125)
Deferred income taxes	—	(375)
Change in assets and liabilities, net	(18,654)	(33,731)

Net cash flows provided by operating activities	$137,188	$99,726

(7)  Summary Operating Statistics

MEDIACOM COMMUNICATIONS CORPORATION

	Actual September 30, 2003	Actual June 30, 2003	Actual September 30, 2002
Homes passed	2,740,000	2,732,000	2,704,000
Basic subscribers(a)	1,552,000	1,560,000	1,588,000
Basic penetration	56.6%	57.1%	58.7%
Average monthly revenues per basic subscriber(b)	$53.79	$53.48	$49.11

Digital Cable
Digital-ready basic subscribers	1,534,000	1,535,000	1,490,000
Digital customers(a)	393,000	385,000	348,000
Digital penetration	25.6%	25.1%	23.4%

Data
Data-ready homes passed	2,645,000	2,626,000	2,310,000
Data-ready homes marketed	2,635,000	2,598,000	2,060,000
Data customers(a)	261,000	234,000	167,000
Data penetration	9.9%	9.0%	8.1%
Revenue Generating Units(c)	2,206,000	2,179,000	2,103,000
Customer Relationships(d)	1,577,000	1,582,000	1,604,000

Percentage of cable network upgraded	98%	98%	91%

(a)	During the three months ended March 31, 2003, the Company sold a cable system serving approximately 3,000 basic subscribers, 2,000 digital customers and 1,000 data customers. During the three months ended September 30, 2003, the Company completed transactions that added approximately 1,000 basic subscribers. No adjustments have been made to prior period summary operating statistics to reflect these transactions.

(b)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

(c)	Represents the sum of basic subscribers, digital customers and data customers.

(d)	The total number of customers that receive at least one level of service, encompassing video and data services, without regard to which service(s) customers purchase.

End of Filing